EXHIBIT 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 25th day of April, 2002 (the “Effective Date”) by and between TOWER BANK & TRUST COMPANY, an Indiana corporation (the “Company”), and JAMES E. UNDERWOOD (the “Executive”).

Recitals

1.	The Company is engaged in the business of operating a bank.

2.	The Executive has demonstrated his ability to serve as Senior Vice President of the Company.

3.	The parties desire to set forth in writing the terms and conditions upon which the Executive’s employment with the Company will continue.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions set forth herein, the Company and the Executive agree as follows:

ARTICLE I
Employment Term

Section 1.01.  Term.  The term of this agreement (the “Employment Term”) shall be for a period of two (2) year(s), commencing on the Effective Date and terminating on April 25, 2004.  Notwithstanding the foregoing, the Employment Term is subject to termination prior to the expiration thereof under the terms and conditions set forth in Article VIII.

Section 1.02.  Renewal.  The term of this Agreement shall automatically be renewed for successive terms of equal duration to the initial Employment term (which period shall also be referred to as the “Employment Term”), unless either party provides the other written notice of its intent not to renew for a successive term at least sixty (60) days prior to the last day of the then current term.

ARTICLE II
Employment

During the Employment Term, the Executive shall be employed by the Company as its Senior Vice President or in such other capacity as shall be approved by the Board of Directors of the Company.  In such capacity, the Executive shall have the duties, authority and powers granted to the Executive by the Company’s Chief Executive Officer or President from time to time.

ARTICLE III
Devotion to Duties

During the Employment Term, the Executive shall devote his full time, attention, skill and effort to the operations of the Company and shall not engage in any other business activity requiring any substantial amount of his time (whether or not such business activity is pursued for gain, profit, or pecuniary advantage).  With prior written approval from the highest ranking officer of the Company, the Executive may engage in other business interests which materially prevent the Executive from performing his contemplated services hereunder on behalf of Company.

ARTICLE IV
Regular Compensation

The Company shall pay to the Executive as compensation for his services and for his covenants and other obligations hereunder an annual base salary (the “Salary”) in the amount of Ninety-one Thousand Eight Hundred Dollars ($91,800), payable in accordance with the regular and customary payroll practices of the Company.  The Salary may be increased from time to time by action of the Compensation Committee of the Board of Directors of the Company.

ARTICLE V
Bonus Compensation

The Compensation Committee of the Board of Directors of the Company may authorize the payment to the Executive of additional compensation by way of salary, bonus, or otherwise, as it deems appropriate, during the term of this Agreement or any extension hereof.  All compensation shall be subject to customary withholding and other employment taxes required with respect to compensation paid by a corporation to an employee.

ARTICLE VI
Stock Options

The Executive shall be eligible to participate in such stock option or incentive plans as may be adopted by the Company from time to time; provided, however, the Company reserves the right to determine the number of options, if any, and the terms of such grant.

ARTICLE VII
Expenses and Fringe Benefits

The Company shall reimburse the Executive for all ordinary and necessary business expenses incurred by him while carrying out his employment responsibilities under this Agreement.  The Executive shall be entitled to participate in such vacation policies, medical, dental, life and disability insurance programs; 401(k), profit sharing and any other retirement plans, and other fringe benefit plans or programs as the Company from time to time shall establish for its senior management and/or other full time employees, provided he is otherwise qualified to participate in such plans or programs.  The Company retains the right to establish limits on the types or amounts of business expenses that the Executive may incur and to abolish or alter the terms of any fringe benefit plan or program that it may establish.

ARTICLE VIII
Termination

Section 8.01.  Reasons for Termination.  The Employment Term of the Executive shall be terminated upon the occurrence of any of the following events:

(a)           Immediately upon the death of the Executive.

(b)           At the Company’s option, upon the Executive’s (i) violation of a material company policy or failure to perform any of the material duties or obligations under this Agreement; or (ii) upon any dishonesty or any kind of willful misconduct of the Executive, including but not limited to, theft of or other unauthorized personal use of company funds (termination under (i) or (ii) shall mean “for Cause”).  The Executive may be terminated under paragraph 8.01(b)(i) only following thirty (30) days’ written notice to the Executive explaining the basis of the termination and his failure to cure such breach within thirty (30) days of the date of the Company’s notice.  The Executive may be terminated under paragraph 8.01(b)(ii) only following ten (10) days’ written notice to the executive of the basis for the termination and an opportunity to dispute the same.

(c)           At the Company’s option, if the Executive shall suffer a permanent disability.  For purposes of this Agreement, “permanent disability” shall be defined as the Executive’s inability through physical or mental illness or other cause to perform the essential functions of Executive’s position, with or without reasonable accommodation, in the reasonable opinion of the Company, for a period of six months during the term of this Agreement.

(d)           At the Company’s option, without Cause, upon thirty (30) days’ prior written notice.

(e)           At the Executive’s option, without cause, at any time.

(f)           At the Executive’s option, upon the Company’s breach of any of its material obligations under this Agreement or for Good Cause; provided that Executive has given the Company at least ten (10) days’ prior written notice of the nature of such breach and the Company has failed to cure such breach within a thirty (30) day period.  For purposes herein, “Good Cause” means without the Executive’s express written consent, the assignment to the Executive of any duties or responsibilities inconsistent with the Executive’s position, or a material change in the Executive’s reporting responsibilities, titles, or offices as described under Article II, or any removal of the Executive from, or any failure to re-elect the Executive to, and such positions, except in connection with the termination of the Executive for Cause, or his disability, retirement, or death.

Section 8.02.  Compensation Upon Termination.

(a)           Should the employment of the Executive be terminated under subsection (a) or (c) of Section 8.01 of this Agreement, the Company shall pay to the Executive (or his personal representative), within ten (10) business days after the date of termination, a sum equal to the aggregate amount of Salary that was paid to the Executive under this Agreement for the one-month period preceding such date of termination, excluding any payments under Article V.

(b)           Should the employment of the Executive be terminated under subsection (b) or (e) of Section 8.01 of this Agreement, the Executive shall be paid his Salary up to the date of termination and any bonus compensation accrued but unpaid for any prior Employment Year.

(c)           Should the employment of the Executive be terminated under subsection (d) or (f) of Section 8.01 of this Agreement, the Company shall pay to the Executive within ten (10) business days after the date of termination, a sum equal to two (2) years’ Salary at the then-effective rate paid to Executive.

(d)           Should the employment of the Executive be terminated under subsection (a), (c), (d), or (f) of Section 8.01 of this Agreement, the Company shall pay to the Executive (or his personal representative) in addition to the Salary specified in subsection (a) or (c), as applicable, of this Section 8.02, any bonus compensation accrued but unpaid for any prior Employment Year.  Except for a termination as s result of Executive’s death, no pro-rated portion of any bonus compensation for the current Employment Year shall be payable.  In the event of death, Executive’s estate shall be eligible to receive a pro-rated bonus, subject to the terms of the bonus program.  Bonus compensation for the prior Employment Year and, in the event of death, the current Employment Year shall be paid within sixty (60) days after the end of such Employment Year.

(e)           If the Company provides notice under Section 1.02 of its intent not to renew without Cause, then the Executive shall receive one hundred percent (100%) of the amount determined under Section 8.02(c) provided, however, that the Executive must continue to work until the last day of the Employment Term.

(f)           Payments to the Executive under this Section 8.02 shall be considered severance pay in consideration of the Executive’s past service and in consideration of his continued service from the date hereof.  The Company may, at its discretion, withhold from such payments any federal, state, city, county, or other taxes.  In the event of termination of the employment of the Executive for any reason described in Section 8.01 of this Agreement, the severance pay provided for by this Section 8.02 shall constitute the entire obligation of the Company to the Executive in full settlement of any claim under law or in equity that the Executive might otherwise assert against the Company or any of its employees, officers, or directors on account of such termination, except for any compensation or other payments to which the Executive may be entitled to under any termination benefits or similar agreement then in effect between the Company and the Executive.

(g)           In order to receive any benefit under this Section 8.02, Executive must execute a Release Agreement in the form attached as Exhibit A.

(h)           Notwithstanding any of the foregoing, upon termination, the Executive shall be entitled to any accrued but unused vacation days in accordance with Company policy.

Section 8.03.  Reimbursement for Certain Litigation Expenses.  In the event of litigation to determine whether the Executive’s employment was properly terminated under subsection (b) or (f) of Section 8.01, the prevailing party shall be entitled to recover all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in connection with such litigation.

ARTICLE IX
Confidential Business Information

The Executive agrees and covenants that all confidential information regarding the practices and procedures of the Company and its affiliates, their methods of marketing, know-how, trade information, trade secrets, customer or client lists, licensing arrangements, accounts and requirements, and other information regarding the affairs of the Company and its affiliates (collectively, the “Confidential Business Information”) shall be received and held in the strictest confidence.  The Executive agrees not to divulge any such Confidential Business Information to any person or entity except as authorized in the normal execution of assigned duties on behalf of the Company, without the prior consent of the Company.  The Executive further agrees to surrender to the Company any and all documents and records in whatever form that may be in his possession or control containing Confidential Business Information upon the expiration or termination of the Employment Term.  The provisions of this Article IX shall survive any termination or expiration of this Agreement.

ARTICLE X
Non-Competition

Section 10.01.  Non-Competition.

(a)           During the Employment Term and for a period of two (2) year(s) immediately following any termination of the Employment term pursuant to Section 8.01 of this Agreement (except subsection (a) or (c) of Section 8.01), the Executive shall not, directly or indirectly, anywhere within a fifty (50) mile radius around the City of Fort Wayne, Indiana, have any material (defined for purposes of this Section to include any investment representing one percent (1%) or more of the equity interest of any entity described in this Section) investment in, or engage, directly or indirectly, whether as an individual or sole proprietor or as owner, partner, principal, shareholder, officer, director, manager, agent, consultant, formal or informal advisor, or by or though the lending of any form of assistance, in any business offering products or services the same as or competitive with the products or services that, during the Employment Term, are (or are planned to be) offered or supplied by the Company or its subsidiaries.

(b)           An Executive may request in writing that the Company allow Executive to accept a position with another employer if his duties or responsibilities with such employer are materially different than any of those duties performed for the Company during the Employment Term.  The Company shall respond to any written request within ten (10) business days of its receipt; provided such request is sent by U.S. certified mail.  The Company must use its reasonable discretion to determine whether such duties are materially different.  The Company may, from time to time, request that the Executive certify in writing that his duties for the new employer have not changed.  If the Company fails to respond, the request, as submitted, shall be deemed approved.

Section 10.02.  Non-Solicitation.  During the Employment Term and for a period of two (2) year(s) immediately following any termination of the Employment term pursuant to Section 8.01 of this Agreement (except subsection (a) or (c) of Section 8.01), the Executive shall not, directly or indirectly, (i) solicit, take away, hire, employ, or endeavor to employ any person employed by the Company, or (ii) solicit, take away, or attempt to take away any of the existing or prospective customers or clients, vendors, or licensors of the Company or any of its affiliates as of the date of termination for the purpose of conducting any business which directly or indirectly provides financial services similar in nature to the financial services provided by Tower Bank & Trust Company.  As used herein, the term “prospective customers or clients” shall mean individuals or entities whom the Company or its affiliates have contacted within the twelve (12) months immediately preceding the termination of the Employment Term for the purpose of conducting business with the Company or such affiliate.

Section 10.03.  Specific Enforcement.  The Executive acknowledges that any violation of any provision of this Article X by him will cause irreparable damage to the Company, that such damage will be incapable of precise measurement, and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violation will cause.  Therefore, in the event of any violation of any provision of this Article by the Executive, he agrees that in addition to all other remedies that the Company may have at law or in equity, the Company shall be entitled to injunctive relief, including, without limitation, temporary restraining orders and temporary injunctions to restrain any violation of the Article.  If a court of competent jurisdiction finds that the Executive has violated any of the restrictions set forth in this Article, then the period of all restrictions set forth in this Article automatically shall be extended by the number of days that the court determines the Executive to have been in violation of such restriction.  In addition to other relief to which it shall be entitled, the Company shall be entitled to recover from the Executive the reasonable costs and reasonable attorneys’ fees incurred by the Company in seeking enforcement of this Article.  In addition, if the Executive should breach section 10.01 or 10.02, as determined by a court of competent jurisdiction, Executive shall repay any and all benefits paid under Section 8.02 or Section 12.01(b).

ARTICLE XI
General

Section 11.01.  Severability.    Should any clause, portion or section of this Agreement be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement.  Should any particular covenant in this Agreement be held unreasonable or unenforceable for any reason, including, without limitation, the time period, geographical area, and scope of activity covered by such covenant, then such covenant shall be given effect and enforced to whatever extent would be reasonable and enforceable.

Section 11.02.  Assignment; Successors in Interest.   This Agreement, being personal to the Executive, may not be assigned by him.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, and the heirs, executors, and personal representatives of the Executive.

Section 11.03.  Successors of the Company.  The Company will require any successor (whether director or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated the Executive’s employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed as the Date of Termination.  As used in this Agreement, “Company” as hereinbefore and/or assets as aforesaid which executes and delivers the agreement provided for in this Article 11.03 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

Section 11.04.  Governing Law.  This Agreement and the performance of the parties under this Agreement shall be construed in accordance with the laws of Indiana, and any action or proceeding that may be brought, arising out of, in connection with, or by reason of this Agreement shall be governed by the laws of Indiana, to the exclusion of the law of any other forum, and regardless of the jurisdiction in which the action or proceeding may be instituted.

Section 11.05.  Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 11.06.  Modification and Entire Agreement.  No modification, amendments, extension or alleged waiver of this Agreement or any provision thereof will be binding upon the Executive or the Company unless in writing and signed by the Executive and a duly authorized officer of the Company.  From and after the Effective Date, this Agreement and any termination benefits agreement or similar agreement between the Company and the Executive shall constitute the entire employment arrangement between the Executive and the Company and shall supersede and replace any and all prior agreements and understandings, written or oral, relative to such employment.

Section 11.07.  Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been properly given if delivered by hand, sent by telecopy, or mailed, certified or registered mail with postage and fees prepaid:

If to the Company, to:	Tower Bank & Trust Company
116 East Berry Street, Suite 100
Fort Wayne, Indiana, 46802

If to the Executive, to:	JAMES E. UNDERWOOD
6018 Eagle Creek Drive
Fort Wayne, Indiana, 46814

or to such other person or address as the party to whom such notice or communication is to be given shall have notified the other party in accordance with Section 11.06.  Any mailed communication shall be deemed to have been given on the third “business day” (such term excluding, for purposes of this Agreement, Saturdays, Sundays, and legal holidays) after the mailing.  Any communication sent by telecopy shall be deemed to have been given on the date receipt of the telecopy transmission is confirmed.

ARTICLE X11
Change in Control

Section 12.01.  Termination after Change in Control Benefit.  If within four (4) months before or twenty four (24) months and one (1) day after a Change of Control of the Company as defined in Section 12.01(a), the Company shall terminate the Executive’s employment other than pursuant to Section 8.01(a), (b) or (c) hereof, or give notice under Section 1.02 of its intent not to renew without Cause, or if the Executive shall terminate his employment for Good Cause, then in any of such events, the Company shall pay to the Executive a benefit as defined in subsection 12.01(b).

(a)           Change of Control.  The term Change of Control shall have the following meaning:

(i)           A reorganization, merger, consolidation, or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, directly or indirectly, own less than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated entity’s then outstanding voting securities;

(ii)           A liquidation or dissolution of the Company;

(iii)           The acquisition by any person, entity or “group” within the meaning of Section 13 (d) or 14(d)(2) of the Securities Exchange Act of 1934, (excluding any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of more than fifty percent (50%) of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(iv)           As the result of, or in connection with, any tender or exchange offer, merger, consolidation or other business combination, sale, or disposition of all or substantially all of the Company’s assets, or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were the directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor of the Company.

(b)           Amount.  Upon termination of the Executive’s employment under the circumstances described in this section 12.01, the Executive will receive the amount payable under Section 8.02(c), plus an amount equal to two (2) times his Average Bonus.  For purposes herein, “Average Bonus” shall be determined by adding the Executive’s bonuses awarded by the Company under its incentive plan for the three (3) complete calendar years prior to his termination (or such fewer complete years if he has been employed less than three (3) complete calendar years) and dividing by three (or such fewer complete years if he has been employed less than three (3) complete calendar years).

No other benefits or amounts shall be payable under Section 8.02.

(c)           Limitation of Benefit.  Notwithstanding anything to the contrary in this Agreement, if there are payments to the Executive which constitute “parachute payments,” as defined in Section 280G of the Code, then the payments made to the Executive shall be limited to the greater of (x) One Dollar ($1.00) less than the amount which would cause the payments to the Executive (including payments to the Executive which are not included in this Agreement) to be subject to the excise tax imposed by Section 4999 of the Code, and (y) the payments to the Executive (including payments to the Executive which are not included in this Agreement) after taking into account the excise tax imposed by section 4999 of the Code.  The calculations shall be done by an outside party directed by the Company.

(d)           Release.  The Executive must execute and not rescind a Release Agreement prior to receiving any payment under this Article.

(e)           Attorney’s Fees.  To the extent that the Executive prevails in a court of competent jurisdiction regarding such dispute, the Company shall reimburse Executive his reasonable attorney’s fees and costs incurred in such action.  Any amounts to be reimbursed hereunder will be paid to the Executive within fifteen (15) days of a written consent for the same.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

TOWER BANK & TRUST COMPANY

By:	/s/ James E. Underwood	By:	/s/ Donald F. Schenkel
	James E. Underwood		Donald F. Schenkel,
	(“Executive”)		Chief Executive Officer
(“Company”)